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                                    EMPLOYMENT AGREEMENT


              This Agreement dated as of April 19, 1990 (as from time to time amended and in effect, this "Agreement") is among UniStar Communications Group, Inc., a Delaware corporation ("UniStar"), UniStar Radio Networks, Inc. ("Networks"; UniStar and Networks are collectively sometimes referred to herein as the "Company") and William J. Hogan (the "Executive").

              The Executive is currently employed by the Networks as
            Co-President and Co-Chief Operating Officer. The parties desire to provide for the Executive's continued employment by Networks on behalf of the Company in those capacities in accordance with the provisions of this Agreement.

                  It is therefore agreed as follows:

              1. Employment. The Company hereby employs the Executive as Co-President and Co-Chief Executive Officer of Networks for a period commencing on the date of this Agreement and ending April 18, 1995 (the "Employment Term"). The Executive hereby accepts such employment and agrees to perform the services specified herein, all upon and subject to the terms and conditions hereinafter stated.

              2. Duties. The Executive shall serve the Company as a Co-President and Co-Chief Operating Officer of the Networks. The Executive shall report to, and be subject to the direction and control of, the Co-Chairmen of the Company and the Board of Directors of the Company (the "Board"). The Executive shall have such duties, authority and responsibilities as are normally associated with his positions and as may be determined from time to time by the Co-Chairmen and the Board consistent with his position with Networks. The Executive shall devote his best efforts and all of his business time to the performance of his duties under this Agreement and shall perform them faithfully, diligently and competently. The Executive shall not engage in outside activities if such activities would materially interfere with the performance of his duties under this Agreement.

              3. Salary. The Company shall pay to the Executive, as compensation in full for the Executive's services hereunder, before any deduction or withholding, a base salary for each year in the Employment Term as follows:






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                              April 19, 1990 - April 18, 1991   $322,000
                              April 19, 1991 - April 18, 1992   $353,000
                              April 19, 1992 - April 18, 1993   $384,000
                              April 19, 1993 - April 20, 1994   $415,000
                              April 19, 1994 - April 20, 1995   $446,000


              4.   Bonus.

                   (a) Signing Bonus.  The Executive shall receive from the
            Company a signing bonus for executing this Agreement in the amount of $30,163.14. The signing bonus shall be payable on January 1, 1991; provided that the Executive is employed by the Company on that date. Should the Executive's employment with the Company be terminated for any reason whatsoever the following amounts shall be repayable to the Company by the Executive if such termination occurs during the periods indicated below:

                              April 19, 1990 - April 18, 1991    $30,163.14
                              April 19, 1991 - April 18, 1992    $29,187.18
                              April 19, 1992 - April 18, 1993    $24,992.73
                              April 19, 1993 - April 18, 1994    $15,753.00


                   (b) Additional Bonus.  In addition to his annual base
            salary, the Executive may receive such discretionary bonus as the Board may, in its sole and absolute discretion, determine.

              5. Fringe Benefits. The Executive shall be entitled to participate in or receive all benefits under any employee benefit plan or arrangement made available by the Company to its senior executives, subject to and on a basis consistent with the terms and conditions of such plans and arrangements, including, without limitations, all appropriate deductions.

              6. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, ordinary and necessary out-of-pocket expenses for entertainment, travel, meals, hotel accommodations and the like incurred by him in connection with the performance of his services for the Company pursuant to this Agreement, each such payment or reimbursement to be upon submission by him of a statement documenting such expenses in accordance with Company policy.

              7. Vacation. During each year of the Employment Term, the Executive shall be entitled to four weeks vacation to be taken at times selected by him, with the reasonable concurrence of the Co-Chairmen of the Company, which are consistent with the proper performance of his duties.


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              8.   Termination.

                   (a) Death, Disability or Discharge Without Cause. If the Executive dies during the Employment Term, this Agreement shall automatically terminate and the Company shall have no further obligation to the Executive or his estate except to reimburse the Executive for accrued and unpaid base salary, accrued out-of-pocket expenses pursuant to Section 6 hereof, and the obligation, to the extent required under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), to provide to the family of the Executive a temporary extension of medical insurance coverage at group rates, which premium the family member requesting such continued coverage shall be obligated to pay in full. If, during the Employment Term, the Executive is prevented by reason of disability from performing his duties for 180 consecutive calendar days, then the Company may, by notice to the Executive subsequent
            thereto, terminate his employment under   this Agreement as of the
            date of the notice.  If the Executive's employment is terminated
            by reason of disability, the Executive    shall continue to
            receive his base salary, reduced by any payments received by the Executive under the Company's long-term disability program, for a period of six months following such termination and the opportunity to extend medical coverage pursuant to and in accordance with COBRA (at the cost of the Executive), but shall not be obligated to provide any other benefits described in this Agreement. Subject to paragraphs (c) and (d) below, if the Executive is discharged by the Company "without cause," as defined in paragraph (b) below, then the Company shall remain obligated to pay to him an amount equal to his base salary for the lesser of
            (i) one year and (ii) the remainder of the Employment Term, all reimbursement for accrued out-of-pocket expenses due to the Executive under Section 6 hereof, as well as to provide the Executive with continued medical coverage pursuant to and in accordance with COBRA (until the earlier of such time as is provided for under COBRA on such time as the Executive obtains major medical coverage from another employer), but shall not be obligated to provide any other benefits described in this Agreement.

                   (b) Discharge for Cause. Prior to the end of the Employment Term, the Company, upon 30 days prior written notice, may discharge the Executive for cause and terminate this Agreement without any further obligation to the Executive except to pay the Executive's (i) accrued and unpaid base salary through the date of termination, (ii) unreimbursed accrued out-of-pocket expenses pursuant to Section 6 hereof and (iii) any benefits required to be provided under COBRA. For purposes of this Agreement, a discharge for "cause" shall mean a discharge resulting from (A) fraud, theft, gross malfeasance, or other similar actions on the part of the Executive (including, without limitation, conduct of a

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            felonious or criminal nature, embezzlement or misappropriation of corporate assets) in each case affecting the Company or that in the reasonable judgment of the Board (taking into account all relevant circumstances) would likely have a material and demonstrable adverse effect on the Company or the business or professional reputation of the Executive; (B) the chronic addiction of the Executive to drugs or alcohol which adversely affects the performance of the Executive's duties under this Agreement; (C) the Executive's willful failure, refusal or neglect to perform the services reasonably required of him as and when directed by, or to follow the policies or directives of, both of the Co-Chairmen of the Company or the Board after written notice from the Co-Chairmen or the Board (which notice shall specifically identify the manner in which the Co-Chairmen or the Board, as the case may be, believes that the Executive has failed); or (D) gross misconduct of the Executive in the discharge of his duties hereunder or gross misconduct that, in the reasonable judgment of the Board, may become a matter of public knowledge and that, in the reasonable judgment of the Board, may have a material and demonstrable adverse effect on the business, condition or affairs of the Company or any subsidiary of the Company. If the Executive is discharged by the Company for any reason other than those enumerated in this Section 8(b) or by reason of disability, such discharge shall be deemed to be a discharge "without cause."

                 (c) Voluntary Termination by Executive. If the Executive voluntarily terminates his employment with the Company, the Company shall not be obligated to make any further payments of base salary, signing bonus or provide any other benefits under this Agreement (other than those benefits required to be provided to the Executive under COBRA).

                 (d) Termination as a Result of change of Control. If the Executive's employment is terminated for any reason (including, without limitation, voluntary termination by the Executive) within six months after a Change of Control (as hereinafter defined), then, notwithstanding the provisions of Section 8(a), the Company shall pay to the Executive an amount equal to (i) the Executive's then base salary for a period of one year and (ii) all reimbursement for accrued out-of-pocket expenses due to the Executive under Section 6 hereof, which amounts shall be payable in one payment on the data of termination of his employment, and the Company shall continue to provide the Executive with continued medical coverage pursuant to and in accordance with COBRA, but shall not be required to make any other payments or provide any other benefits to the Executive. For purposes of this Section 8(d), "Change of Control" shall mean, such time as Messrs. Nicholas J. Verbitsky, C.T. Robinson, William C. Moyes and Richard
            W. Clark and their respective affiliates shall no longer own in the aggregate in excess of 30% of the voting stock of the Company

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            and shall all cease to be members of the Board; or (b) as neither
            Mr. Nicholas J. Verbitsky or Mr. C. T. Robinson is the chief executive officer of the Company.

              9.   Covenant Not to Compete.

                   (a) In consideration of the employment by the Company of the Executive under this Agreement, the Executive agrees that (i) during the Executive's employment with the Company and (ii) unless
            (x) the Executive is terminated without cause or (y) the Executive remains in the employ of the Company for the entire Employment Term and is not offered continued employment with the Company pursuant to a new employment agreement the terms of which are substantially similar to the terms of this Agreement, then for the two-year period following any termination of the Executive's employment with the Company, the Executive will not, without the prior written approval of the Board, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, engage in any business situated anywhere in the United States (or its territories or possessions) or activity substantially similar to that of the Company or any subsidiary (i) conducted during the Employment Term, or (ii) under active consideration by the Company or any of its subsidiaries at the time of termination or within six months prior thereto, including, without limitation, the radio network business, radio research and consulting business, marketing and sales of radio programming or the ownership of radio stations in markets where the Company owns radio stations at the time the Executive resigns or is discharged. The obligations of the Executive pursuant to this Section 9(a)(ii) shall only be in effect for a one-year period if his employment with the Company terminates because of a "Change of Control" as pursuant to Section 8(d) hereof.

                   (b) The Executive agrees that during the employment Term and thereafter, the Executive shall not, directly or indirectly, disclose to anyone at any time (except in the regular course of the Company's business or as required by law), or use in competition with the Company or any subsidiary, any information acquired by the Executive during his employment hereunder with respect to any confidential or secret aspect of the Company's or any subsidiary's operations or affairs unless such information has become public knowledge other than by reason of unauthorized actions (direct or indirect) of the Executive.

                   (c) The Executive shall not, directly or indirectly, either during the term of the Executive's employment under this Agreement or for a period of one year thereafter, solicit the services of any person who was a full-time employee of the Company

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            or any subsidiary during the last year of the term of the
            Executive's employment under this Agreement.

                   (d) All files, records (including any records relating to customers or customer accounts), documents, questionnaires, handbooks and similar items relating to the business of the Company or any subsidiary shall remain the exclusive property of the Company or such subsidiary, and all such items shall be immediately returned to the Company or such subsidiary upon the termination of the Executive's employment with the Company.

                   (e) Nothing contained herein shall prevent the Executive from using his learned skills, know-how or general business experience, including such skills, know-how and experience gained while working for the Company.

               10.  Confidential Information.

                   (a) The Executive recognizes and acknowledges that the Executive may receive certain confidential information and trade secrets ("Secrets") concerning the Company's business and affairs that may be of great value to the Company. The Executive therefore agrees that during the term hereof he will not disclose or exploit any such Secrets, except (i) with the prior written consent of the Company; (ii) as he may be required to do so by applicable law: (iii) as required by the Company in the ordinary course of his employment hereunder: or (iv) with respect to Secrets published or non-confidential manner.

                   (b) After the Executive's employment with the Company ceases, he shall not disclose or exploit any idea, literary material or similar property which during the term hereof was under development or being produced by the Company which the Executive obtained directly by reason of his employment hereunder, except as may be excused by Section lO(a) of this Agreement.

                   (c) The Company expressly agrees that Employee's contacts, relationships and knowledge of the broadcasting industry, its trade procedures and practices and all other knowledge customarily possessed by senior executives in positions similar to the Executive's position with the Company as such may now and hereafter exist shall not be deemed to be Secrets hereunder.

               11.  Remedies.

                   (a) The Executive acknowledges that the remedy at law for breach of his covenants under Section 9 or 10 hereof would be inadequate and, accordingly, in the event of any breach or threatened breach by the Executive of the provisions of Section 9 or 10 hereof, the Company shall be entitled, in addition to all

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            other remedies, to an injunction restraining any such breach
            (without posting any bond or other security).

                   (b) It is agreed that in the event the covenants of the Executive contained in Section 9 or 10 hereof shall finally be determined by any court (i) to be void or unenforceable in any particular area or jurisdiction, and if such determination is affirmed on appeal, if any, then the parties hereto shall consider such covenants to be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such covenants are held to be void or otherwise unenforceable, and as to all other areas and jurisdictions covered by such covenants, the terms and provisions hereof shall remain in full force and effect as originally written; or (ii) to be effective in any particular area or jurisdiction only if such covenants are modified to limit their duration or scope, and if such determination is upheld on appeal, if any, then the parties hereto shall consider such covenants to be amended and modified with respect to the particular area or jurisdiction so as to comply with the order of such court or other constituted legal authority, and as to all other areas and jurisdictions, and the Executives covenants contained herein shall remain in full force and effect as originally written.

                   (c) The provisions of this Section 11 shall survive any termination of this Agreement.

              12. Unique Services. The services of the Executive hereunder are of a special, unique and extraordinary character that gives them a particular value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and a breach by the Executive of any provision of this Agreement will cause the Company great and irreparable injury and damage. Accordingly, unless the Executive validly exercises his right to terminate this Agreement as expressly provided herein, the Executive hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief in order to prevent a breach of this Agreement by the Executive. This provision shall not, however, be construed as a waiver of any rights which the Company may have in the premises for damages or otherwise.

              13. Warranties and Representation of the Executive. The Executive hereby warrants and represents to the Company as follows:

                   (a) The Executive's execution and delivery of this Agreement does not violate or conflict with any provision of any document, instrument or agreement (oral or written) to which the Executive is subject.

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                   (b)  The Executive has not paid or accepted, and will not
            pay or accept any money, service or other valuable consideration for the inclusion of any plug, reference or product identification, or any other matter, in any program to be broadcast on any radio network of the Company, or cause or permit any other violation of the Federal Communications Act of 1934, as amended.

                   (c) The Executive agrees that all of the results of the Executive's services hereunder during the term of this Agreement shall be deemed to have been accomplished in the course of the Executive's employment hereunder and all proprietary interest, if any, therein, shall, for all purposes, as between the Executive and the Company, its successors, licensees and assigns, belong to the Company and be the Company's exclusive property.

                   (d) The Executive hereby agrees to indemnify and hold the Company and its successors and assigns harmless of and from any and all losses, damages, costs and expenses, including, without limitation, reasonable attorney's fees, arising out of or in connection with the breach of violation of any of the warranties, representations, covenants or agreements made the Executive herein.

               14. Insurance. The Company may secure in its own name or otherwise and at its own expense, life, accident, or other insurance covering the Executive, or the Executive and others, and the Executive shall not have any right, title or interest in or to any such insurance. If the Executive shall be required to assist the Company to procure such insurance, the Executive agrees that he shall submit to such medical and other examinations, and shall sign such applications and other instruments in writing, as may be reasonably required by the Company and any insurance company to which application for such insurance shall be made.

               15. Notices. Notices required or permitted to be sent under this Agreement shall be deemed effective on the earlier of receipt or four (4) business days after being deposited in the United States mail, postage prepaid, certified mail, return receipt requested, to the addresses of the parties set forth below.

                                   Company:

                                   UniStar Communications Group, Inc.
                                   1440 Broadway
                                   New York, New York  10018
                                   Attention:  Nicholas J. Verbitsky

                                   with a copy to:


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                                   Morgan, Lewis & Bockius
                                   101 Park Avenue
                                   New York, New York  10178
                                   Attention:  Martin Eric Weisberg, Esq.

                                   UniStar Communications Group, Inc.
                                   660 Southpointe Court, Suite 300
                                   Colorado Springs, C0 80906

                                   Executive:

                                   William J. Hogan
                                   UniStar Communications Group, Inc.
                                   1440 Broadway
                                   New York, New York  10018

            or to such other person or address as any party may hereafter designate by notice as provided in this Section 15.

              16. Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions of this Agreement which shall remain in full force and effect and any such invalid or unenforceable term or provision shall be given full effect as far as possible.

              17. Binding Effect. This Agreement is not assignable by either party except that it shall inure to the benefit of and be binding upon any successor to the Company by merger or consolidation or the acquisition of all or substantially all of the Company's assets provided that such successor assumes all of the obligations of the Company, and shall inure to the benefit of the heirs and legal representatives of the Executive.

              18. No Implied Waiver. Failure to insist upon strict compliance with any provision hereof shall not be a waiver of such provision or any other provision hereof. Furthermore, the waiver by either party hereto of a breach of any provision of thing Agreement by the other party shall not be construed to waive any subsequent breach by such party.

              19. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York and shall be construed and interpreted without regard to any rule or requirement that Agreements be construed against the party causing it to be drafted.




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              20.  Entire Agreement: Amendment.

                  (a) This Agreement, upon taking effect, embodies the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements, both written and oral, between and among the Executive and the Company and any predecessors of the Company concerning the Executive's employment.

                  (b) No provision of this Agreement may be amended or waived except by a writing signed by the parties hereto.

              21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                   IN WITNESS WHEREOF, the parties hereby have executed this
            Agreement as of the day and year first above written.


                                          COMPANY:

                                          UNISTAR COMMUNICATIONS GROUP, INC.

                                          By N.J. VERBITSKY
                                             Name:  N.J. Verbitsky
                                             Title: Co-Chairman/CEO


                                          UNISTAR RADIO NETWORKS, INC.

                                          By N.J. VERBITSKY
                                             Name:  N.J. Verbitsky
                                             Title: Co-Chairman/CEO


                                          EXECUTIVE:

                                          By WILLIAM J. HOGAN
                                             William H. Hogan




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